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                                  Exhibit 11


               STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


                        Six Month Period Ended,      Quarter Ending
                               June 30,                 June 30,
                           1995       1994          1995       1994
                       -------------------------------------------------
Earnings Per share:

Primary                    $ .83      $ .85         $ .40      $ .43

Fully
diluted                    $ .83      $ .85         $ .40      $ .43

Primary and fully diluted earnings per share are calculated using the following number of adjusted weighted average shares outstanding:

                         Six Month Period Ended,      Quarter Ending
                                June 30,                 June 30,
                            1995        1994         1995       1994
                       --------------------------------------------------
Primary                  4,451,775   4,419,005    4,450,853   4,419,835

Fully
diluted                  4,451,803   4,428,900    4,450,853   4,430,222


The weighted average number of shares outstanding is adjusted to recognize the dilutive effect, if any, of outstanding employee stock options on both a primary and fully diluted basis.

The calculations of earnings per share above are based on the weighted average number of shares outstanding including all common stock and common stock equivalents in conformity with the instructions for Item 601 of Regulation S-K. The calculation of earnings per share for financial reporting purposes is based on the weighted average number of shares outstanding of 4,405,971 and 4,389,618 at June 30, 1995 and June 30, 1994, respectively, without giving effect to the common stock equivalents resulting from the assumed exercise of stock options, which do not dilute earnings per share by more than 3 percent, in conformity with generally accepted accounting principles.